STOCK PURCHASE AGREEMENT

     This Agreement is made this 8th day of February 1995, by and among Optical Coating Laboratory, Inc., a Delaware corporation (the "Purchaser"), Netra Corporation, a California corporation (the "Company"), William Lucas Harry, an individual, and all of the other persons and entities identified on the signature page hereof (the "Sellers"), each a shareholder of the Company.

     WHEREAS, the Purchaser desires to acquire, on the terms and subject to the conditions and in the manner reflected below, all of the outstanding shares of capital stock of the Company; and

     WHEREAS, the Company believes that it is desirable and in the best interests of the Company that its business be combined with that of the Purchaser, and desires that the acquisition proposal of the Purchaser be made available to the shareholders of the Company; and

     WHEREAS, the Purchaser is not prepared or willing to proceed with the contemplated transactions without the support, agreements, and representations of the Company and the Sellers contained in this Agreement, and is proceeding in reliance upon such support, agreements, and representations;

     NOW, THEREFORE, THE PARTIES TO THIS AGREEMENT do hereby agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

     1.1 Affiliate: When used with respect to a person, an "affiliate" of that person is a person controlling, controlled by, or under common control with that person.

     1.2 Agreement: This Agreement including all of its schedules and exhibits and all other documents specifically referred to in this Agreement that have been or are to be delivered by a party to this Agreement to another such party in connection with the transactions contemplated hereby, and including all duly adopted amendments, modifications, and supplements to or of this Agreement and such schedules, exhibits, and other documents.

     1.3 Audited Financial Statements: The balance sheet, income statement, statement of stockholders' equity, and statement of cash flows or, in each instance, equivalent statements as commonly provided to shareholders.

     1.4 Auditors: Deloitte & Touche, or any successor or affiliated firm, or such other Independent Certified Public Accountants retained for the purpose of auditing financial statements of the Company.

     1.5 Business Day: Any day that is not a Saturday, Sunday, or day on which banks in New York, New York, or San Francisco, California are authorized to close.

     1.6 Closing: The completion of the transactions contemplated hereby, to take place as described in Article II.

     1.7 Closing Date: The date on which the Closing actually occurs, which shall be upon the satisfaction of the conditions contained in Article VIII hereof, unless otherwise agreed by the parties as a later date.

     1.8 Closing Time: The time at which the Closing actually occurs. All events that are to occur at the Closing Time shall, for all purposes, be deemed to occur simultaneously, except to the extent, if at all, that a specific order of occurrence is otherwise described.

     1.9 Company: Netra Corporation, a corporation organized under the laws of the State of California, which will, pursuant to the various transactions described in this Agreement, become a wholly-owned subsidiary of the Purchaser.

     1.10 Company Balance Sheet: The most recent Balance Sheet included in the Unaudited Financial Statements of the Company which shall be for the period ended January 1, 1995.

     1.11 Company Disclosure Document: The document delivered by the Company to the Purchaser containing certain disclosures regarding the Company attached hereto as Exhibit A.

     1.12 Competitor: A business or enterprise engaged in the field of design, development, manufacture or sale of precision optic plastic injection moldings.

     1.13 Consideration: The payments to be made and securities to be issued by the Purchaser to the Sellers pursuant to Article II and to be apportioned between Sellers as set forth on Schedule 1.14 attached hereto.

     1.14 Controlling Interest: Owning or controlling at least fifty percent (50%) of the outstanding capital stock or voting power of a business or otherwise acting in the capacity as an executive officer of such enterprise.

     1.15 Escrow Agreement: That certain Escrow Agreement among Purchaser, First Trust of California, Sellers and the parties listed on Schedule A thereto, of even date herewith substantially in the form attached hereto as Exhibit B.

     1.16 Exchange Act: The Securities Exchange Act of 1934, as amended to the date as of which any reference thereto is relevant under this Agreement, including any substitute or replacement statute adopted in place or lieu thereof.

     1.17 Fair Market Value: The average of the bid and ask price of the Common Stock of the Purchaser for the preceding 30 Business Days as reported by the National Association of Securities Dealers Automated Quotation System, Inc.

     1.18 GAAP: Generally accepted accounting principles, as in effect in the United States on the date of any statement, report, or determination that purports to be, or is required to be, prepared or made in accordance with GAAP. All references herein to financial statements prepared in accordance with GAAP shall mean in accordance with GAAP consistently applied throughout the periods to which reference is made.

     1.19 OCLI Common Stock: The Common Stock, $.01 par value, of the Purchaser, delivered to Sellers pursuant to Section 2.2(2) which will bear equivalent rights, preferences and privileges in all respects with the Common Stock of the Purchaser outstanding at the date of issue, except as set forth in Sections 2.2(3) and 2.2(4) below.

     1.20 Notice: Notices given pursuant to the provisions of Section 11.1.

     1.21 Purchaser Balance Sheet: The most recent Balance Sheet included in the Audited Financial Statements of the Purchaser.

     1.22 Registration Statement: Form S-3 Registration Statement, or similar form, including the prospectus contained therein, filed by Purchaser to register the OCLI Common Stock to be delivered to certain Sellers pursuant to this Agreement.

     1.23 SEC:  The United States Securities and Exchange Commission.

     1.24 Securities Act: The United States Securities Act of 1933, as amended to the date of as of which any reference thereto is relevant under this Agreement, including any substitute or replacement statute adopted in place or lieu thereof.

     1.25 Sellers: The shareholders of the Company, as identified on the signature page hereto, who are, pursuant to this Agreement, agreeing to sell their Shares to the Purchaser.

     1.26 Shares: The 4,250,000 shares of Common Stock and 4,000,000 shares of Preferred Stock of the Company to be purchased by the Purchaser from the Sellers constituting all the issued share capital of the Company.

     1.27 Subsidiary: Any corporation with respect to which a specified person owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

     1.28 Unaudited Financial Statements: The balance sheet, income statement, statement of stockholders' equity and statement of cash flows, or, in each instance, equivalent statements as commonly prepared.


                                   ARTICLE II

                                THE TRANSACTIONS

     2.1 The Transactions. On the Closing Date, and at the Closing Time, subject in all instances to each of the terms, conditions, provisions, and limitations contained in this Agreement, the Sellers shall sell, transfer, convey, and assign to the Purchaser, free and clear of any and all liens and charges, and the Purchaser shall acquire from the Sellers, the Shares comprising, as to each such Seller, his, her, or its entire ownership of equity securities of the Company, in exchange for the Consideration, as described herein, payable for the Shares held by the Sellers.

     2.2 Payment of Consideration. In reliance on the representations and warranties of Sellers and the Company contained herein, and on the terms and subject to the conditions set forth herein, the Purchaser agrees to purchase the Shares for the following Consideration:

     (1) The Initial Payment. On the Closing Date, Purchaser will pay an aggregate of $1,664,770, in cash by direct bank transfer to an escrow account (the "Escrow Account") for the benefit of Sellers, which Escrow Account shall be governed by the terms and conditions of the Escrow Agreement.

     (2) The OCLI Common Stock. On or before July 10, 1995, Purchaser shall issue to Sellers that number of shares of OCLI Common Stock equal to the lesser of (i) that number of shares of OCLI Common Stock with an aggregate Fair Market Value of $1,585,230 as of July 1, 1995, or (ii) 288,224 shares. Said shares shall be distributed in accordance with the Escrow Agreement.

     (3)  Restrictions on OCLI Common Stock.

          (a) The Sellers understand that the shares of OCLI Common Stock will not be registered under the Securities Act or the securities laws of any other jurisdiction by reason of specific exemptions under Regulation D of the Securities Act. Sellers understand that the Purchaser is relying upon the representations, warranties and agreements contained in this Agreement, including, without limitation, those set forth in this Section 3, for the purpose of determining whether this transaction meets the requirements for such exemptions.

          (b) The Sellers acknowledge that the certificates representing the OCLI Common Stock shall have imprinted thereon and such shares of OCLI Common Stock shall be subject to the restrictions provided in the legend set forth below. Sellers fully understand the limitations on transfer of the Shares.

     THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 ("FEDERAL ACT") OR THE SECURITIES LAWS OF ANY OTHER STATE (COLLECTIVELY REFERRED TO AS "STATE ACTS"). THE SHARES MAY BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED ONLY IF EITHER AN EFFECTIVE REGISTRATION OF THE SHARES IS OBTAINED IN COMPLIANCE WITH THE FEDERAL ACT AND SUCH STATE ACTS AS MAY BE APPLICABLE OR IF THE SHARES ARE SOLD OR TRANSFERRED IN A TRANSACTION WHICH IN THE WRITTEN OPINION OF COUNSEL SATISFACTORY TO OPTICAL COATING LABORATORY, INC. IS EXEMPT FROM THE PROVISIONS OF THE FEDERAL ACT AND STATE ACTS. ANY TRANSFER CONTRARY HERETO IS VOID.

          (c) The Sellers have made such independent investigation of the Purchaser as they deem to be necessary or advisable in connection with this investment. The Sellers have received all information and data which they believe to be necessary in order to reach an informed decision as to the advisability of making this investment. The Sellers have had an opportunity to ask questions of, and to receive information from, the Purchaser and persons acting on its behalf concerning the terms and conditions of the Sellers' investment in the Shares, and to obtain any additional information necessary to verify the accuracy of the information and data received. In this regard, each of the Sellers acknowledges that such Seller has received copies of the documents referenced in Section 3.7 below.

          (d) The Sellers are acquiring the Shares solely for their own account and benefit, for investment purposes, and not with an intent or a view to, or for resale in connection with, any "distribution" in violation of the Securities Act.

          (e) The Sellers are accredited investors as such term is defined in Regulation D promulgated under the Securities Act.

     (4)  Registration Rights.

          (a) Purchaser will, at its expense, prepare and file, no later than ten (10) days following the delivery of the OCLI Common Stock to the Sellers pursuant to Section 2.2(2) above, a registration statement on Form S-3 (or similar form prescribed by the SEC) covering all the shares of OCLI Common Stock to be received by the Sellers and shall use its best efforts to have such Registration Statement declared effective as soon as practicable thereafter. The Purchaser's obligation under this Section is to register the OCLI Common Stock only on Form S-3 and only if such form (or similar form prescribed by the SEC) is available at the time of the registration, subject to the provisions of Section 4(b) and 4(d).

          (b) The Purchaser will use its best efforts to maintain the effectiveness of the Registration Statement for up to the earlier of (i) two years or (ii) until all shares have been sold under the Registration Statement and from time to time will amend or supplement such registration statement and the prospectus contained therein as and to the extent necessary to comply with the Securities Act and any other applicable securities laws. The Purchaser will also (i) provide the Sellers with as many copies of the prospectus contained in any such registration statement or amendment or supplement thereto or such other documents as such Seller may reasonably request; (ii) cause the shares registered as described herein to be listed on each securities exchange and quoted on each quotation service on which similar securities issued by Purchaser are then listed or quoted; (iii) provide a transfer agent and registrar for all shares registered pursuant to the Registration Statement; and (iv) otherwise use its best efforts to comply with all applicable rules and regulations of the SEC.

          In addition, the Purchaser shall use its best efforts to register and qualify the securities covered by any such registration statement under the securities laws of such jurisdictions as shall be reasonably requested by the Sellers, provided that the Purchaser shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

          (c) All expenses incident to the Purchaser's performance of or compliance with the provisions of Section (4)(a), including without limitation all registration and filing fees, fees and expenses of compliance with state securities laws, printing expenses, messenger and delivery expenses and fees and disbursements of counsel for the Purchaser and all independent certified public accountants (including the expenses of any audit), and other persons retained by the Purchaser shall be borne by the Purchaser. The foregoing notwithstanding, Sellers shall bear the costs and expenses, if any, of any underwriter, including underwriters' commissions and discounts.

          (d) With a view to making available to Sellers the benefits of Rule 144 promulgated under the Securities Act ("Rule 144") and any other rule or regulation of the SEC that may at any time permit a Seller to sell the shares to the public without registration or pursuant to the Registration Statement, Purchaser covenants and agrees to use its best efforts to: (i) make and keep public information available, as those terms are understood and defined in Rule 144, until the earlier of (A) the second anniversary of the date of the issuance of the OCLI Common Stock or (B) such date as all of the shares of OCLI Common Stock shall have been resold;
(ii) take such action, including the voluntary registration of its Common Stock under Section 12 of the Exchange Act, as is necessary to enable the Sellers to utilize Form S-3 for the sale of their shares; (iii) file with the SEC in a timely manner all reports and other documents required of Purchaser under the Securities Act and Exchange Act; and (iv) furnish to any Seller upon request, as long as the Seller owns any shares (A) a written statement by Purchaser that it has complied with the reporting requirements of the Securities Act and the Exchange Act, or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time when it so qualifies); (B) a copy of the most recent annual or quarterly report of Purchaser; and (C) such other information as may be reasonably requested in order to avail any Seller of any rule or regulation of the SEC that permits the selling of any such shares without registration or pursuant to such form.

     2.3 Closing. The Closing hereunder shall take place at the offices of Collette & Erickson, 555 California Street, Suite 4350, San Francisco, California, or at such other place as the Purchaser and the Company may agree upon on the Closing Date.

     2.4 Parties to the Agreement and the Transactions. By executing this Agreement, each of the Sellers agrees to be bound by it and by any amendment, modification, or change in or to it or any of its provisions that is accepted by Sellers holding a majority of all of the shares of Common Stock of the Company (including Common Stock issuable upon conversion of the Preferred Stock) held by all of the Sellers in the aggregate, provided, however, that no such amendment, modification, or change shall treat any shareholder who does not consent thereto less favorably than it treats any shareholder who does consent thereto.

                                   ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser hereby represents and warrants to each of the Sellers:

     3.1 Organization and Qualification. The Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has the requisite corporate power and authority to carry on its business as it is now being conducted. The Purchaser is duly licensed or qualified and in good standing in each such other jurisdiction where its failure to be so licensed or qualified and in good standing would have a material adverse effect on the business condition (financial or otherwise), operations or prospects of the Purchaser.

     3.2 Capitalization. The authorized share capital of the Purchaser consists of two classes of shares designated Common Shares ("Common Stock") and Preferred Shares ("Preferred Stock"). There are 30,000,000 shares of authorized Common Stock and 100,000 shares of authorized Preferred Stock, totaling 30,100,000 authorized shares. Of the authorized Preferred Stock 10,000 shares have been designated Series A Preferred Stock and 15,000 shares have been designated Series B Preferred Stock. All authorized shares have a par value of $.01 per share. There is no other capital stock authorized for issuance. As of October 31, 1994, 8,978,152 shares of Common Stock were validly issued and outstanding, fully paid, and nonassessable, no shares of Preferred Stock were issued and outstanding and no shares of Common Stock or Preferred Stock were held in the Company treasury. There were outstanding options totaling 1,343,595 shares of which 990,370 options were exercisable and 155,713 shares of Common Stock were available for future grants under the Purchaser's incentive compensation and employee stock option plans. Except as set forth above, there are no outstanding warrants, convertible instruments, or other rights, agreements, or commitments to acquire Common Stock or Preferred Stock of the Purchaser.

     3.3 Authority Relative to this Agreement. The Purchaser has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby are duly authorized and approved by the Board of Directors of Purchaser and no other corporate proceedings on the part of the Purchaser is necessary to approve and adopt this Agreement or to approve the consummation of the transactions contemplated hereby, including delivery of the consideration. This Agreement has been duly and validly executed and delivered by the Purchaser, and constitutes a valid and binding Agreement of the Purchaser, enforceable in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other similar federal or state laws that affect the rights of creditors generally or the availability of equitable relief.

     3.4 Absence of Material Adverse Change. Since the date of the Purchaser's Audited Financial Statements contained in the Purchaser's Annual Report on Form 10-K for the fiscal year ended October 31 1994, there has not been any material adverse change in the business, condition (financial or otherwise), operations, or prospects of the Purchaser.

     3.5 Absence of Breach; No Consents. The execution, delivery, and performance of this Agreement, and the performance by the Purchaser of its obligations hereunder, do not (1) conflict with or result in a breach of any of the provisions of the Certificate of Incorporation or Bylaws of the Purchaser; (2) contravene any law, ordinance, rule, or regulation or any judgment, injunction, decree, determination, or award of any court or other authority having jurisdiction, or cause the suspension or revocation of any authorization, consent, approval, or license, presently in effect, which affects or binds, the Purchaser or any of its material properties, except in any case where such contravention will not have a material adverse effect on the business, condition (financial or otherwise), operations, or prospects of the Purchaser, taken as a whole, and will not have a material adverse effect on the validity of this Agreement or on the validity of the consummation of the transactions contemplated hereby; (3) conflict with or result in a material breach of or default under any material indenture or loan or credit agreement or any other material agreement or instrument to which the Company is a party or by which it or any of its material properties may be affected or bound; (4) require the authorization, consent, approval, or license of any third party; or (5) constitute grounds for the loss or suspension of any permits, licenses or other authorizations used in the business of the Purchaser.

     3.6 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder's, or other fee or commission in connection with this Agreement or the transactions contemplated hereby or any related transaction based upon any agreements, written or oral, made by or on behalf of Purchaser.

     3.7 Disclosure. The Purchaser has heretofore delivered to the Company and to the Sellers each of the following documents, hereinafter collectively referred to as the Purchaser SEC Filings, and has made available to the Company and the Sellers at the Purchaser's Corporate headquarters in Santa Rosa, California all notes, exhibits and schedules thereto and all documents incoporated by reference therein:

          (1) Annual report of the Purchaser to its shareholders for its fiscal year ended October 31, 1993;

          (2) Annual report of the Purchaser on Form 10-K as filed with the Securities and Exchange Commission (SEC) for the fiscal year ended October 31, 1993;

          (3) Proxy Statement of the Purchaser relating to its most recent annual meeting of shareholders;

          (4) Quarterly report of the Purchaser on Form 10-Q as filed with the SEC for the first, second and third fiscal quarters of the Purchaser for fiscal year 1994; and

          (5) Annual Report of the Purchaser on Form 10-K as filed with the SEC for the fiscal year ended October 31, 1994.

          To the best knowledge of the Purchaser, Purchaser has, for the last twelve months, filed all reports, registration statements and other filings, together with any amendments required to be made with respect thereto that it has been required to file with SEC under the Securities Act and the Exchange Act. Each of the Purchaser SEC Filings, at the time it was prepared, and all of such documents taken together, did not and do not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. All of the financial statements contained in the foregoing documents were prepared from the books and records of the Purchaser. The Audited Financial Statements were prepared in accordance with GAAP, and fairly and accurately reflect the financial position and condition of the Purchaser as of the dates and for the periods indicated. The Unaudited Financial Statements were prepared in a manner not inconsistent with the basis of presentation used in the Audited Financial Statements, and fairly present the financial position and condition of the Purchaser as of and for the periods indicated, subject to normal year-end adjustments, none of which will be material. As of the date hereof, to the best of the Purchaser's knowledge, Purchaser has no material liabilities, absolute or contingent, not reflected in the Purchaser SEC Filings, except (i) liabilities not required under generally accepted accounting principles to be reflected on such financial statements or the related notes and schedules thereto, and (ii) liabilities incurred in the ordinary course of business since the date of the financial statements.

     3.8 Eligibility for Use of Form S-3. The Purchaser meets the eligibility requirements for use of Form S-3 in transactions involving secondary offerings by persons other than the issuer under the Securities Act and will use its best efforts to remain eligible to use such form until such time as the Purchaser shall have satisfied its obligations under
Section 2.2(4) above.

     3.9 Shares of Common Stock. The shares of OCLI Common Stock to be issued pursuant to this Agreement have been reserved for such issuance and, when issued and delivered to the escrow agent pursuant to this Agreement and the Escrow Agreement, will be duly and validly authorized and issued, fully paid and non-assessable. The shares of OCLI Common Stock to be issued pursuant to this Agreement when delivered out of escrow to the Sellers in accordance with this Agreement and the Escrow Agreement will be duly and validly authorized and issued, fully paid and non-assessable and free from liens and encumbrances, other than liens or encumbrances that relate solely to the ownership of shares by Sellers.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                           OF THE COMPANY AND SELLERS

     The Company and the Sellers, severally not jointly, represent and warrant to the Purchaser as follows:

     4.1 Organization and Qualification. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of California and has the requisite corporate power and authority to carry on its business as it is now being conducted. The Company is duly licensed or qualified and in good standing in each such other jurisdiction where its failure to be so licensed or qualified and in good standing would have a material adverse effect on the business condition (financial or otherwise), operations or prospects of the Company.

     4.2 Capitalization. The authorized share capital of the Company consists of two classes of shares designated Common Shares ("Common Stock") and Preferred Shares ("Preferred Stock"). There are 15,000,000 shares of authorized Common Stock and 4,655,000 shares of authorized Preferred Stock, totaling 19,655,000 authorized shares. The authorized Preferred Stock is divided into two series, Series A Preferred Stock, consisting of 2,000,000 shares, and Series B Preferred Stock, consisting of 2,655,000 shares. All authorized shares are without par value. There is no other capital stock authorized for issuance. As of the date of the Company Balance Sheet, 4,250,000 shares of Common Stock and 4,000,000 shares of Preferred Stock were validly issued and outstanding, fully paid, and nonassessable, no shares of Common Stock or Preferred Stock were held in the Company treasury, and, except for warrants to purchase 655,000 shares of Series B Preferred Stock and shares issuable upon exercise thereof, no shares were reserved for issuance, nor were there any other outstanding options, warrants, convertible instruments, or other rights, agreements, or commitments to acquire Common Stock or Preferred Stock of the Company. Since the date of the Company Balance Sheet, no shares of the Company's capital stock, or options, warrants, or other rights, agreements, or commitments (contingent or otherwise) obligating the Company to issue shares of capital stock, have been executed or issued. The Sellers own all of the issued and outstanding Shares of the Company, as set forth on the signature pages hereto. As of the Closing Date, the Company shall have no outstanding options or warrants to acquire Common Stock or Preferred Stock of the Company and shall have no liabilities in respect of any options or warrants outstanding prior to Closing.

     4.3 Authority Relative to this Agreement. This Agreement has been duly and validly executed and delivered by the Company and Sellers and constitutes a valid and binding Agreement of the Company and Sellers and is enforceable in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other similar federal or state laws that affect the rights of creditors generally or the availability of equitable relief. The Company has all the required corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby, and their doing so has been duly and sufficiently authorized, subject only to governmental regulatory approvals as and to the extent specifically set forth elsewhere in this Agreement. Furthermore, the Sellers have the power and authority to enter into the Agreement and carry out the transactions contemplated hereby.

     4.4 Absence of Breach; No Consents. The execution, delivery, and performance of this Agreement, and the performance by the Company and Sellers of their obligations hereunder, do not (1) conflict with or result in a breach of any of the provisions of the Articles of Incorporation or Bylaws of the Company or the charter documents of any Seller; (2) contravene any law, ordinance, rule, or regulation or any judgment, injunction, decree, determination, or award of any court or other authority having jurisdiction, or cause the suspension or revocation of any authorization, consent, approval, or license, presently in effect, which affects or binds, the Company or any of its material properties, or any of the Sellers, except in any case where such contravention will not have a material adverse effect on the business, condition (financial or otherwise), operations, or prospects of the Company, taken as a whole, and will not have a material adverse effect on the validity of this Agreement or on the validity of the consummation of the transactions contemplated hereby; (3) conflict with or result in a material breach of or default under any material indenture or loan or credit agreement or any other material agreement or instrument to which the Company is a party or by which it or any of its material properties may be affected or bound; (4) other than consents disclosed on the Company Disclosure Document, require the authorization, consent, approval, or license of any third party; or (5) constitute grounds for the loss or suspension of any permits, licenses or other authorizations used in the business of the Company.

     4.5 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder's, or other fee or commission in connection with this Agreement or the transactions contemplated hereby or any related transaction based upon any agreements, written or oral, made by or on behalf of Company. The Company does not have any obligation to pay finder's or broker's fees or commission in connection with the exercise of options to renew or extend real estate leases to which the Company is a party.

     4.6 Financial Statements. The Company has heretofore delivered to the Purchaser the Unaudited Financial Statements of the Company attached hereto as Exhibit C and made part hereof by this reference.

          All of the historical financial statements contained in such documents were prepared from the books and records of the Company. The Unaudited Financial Statements were prepared in accordance with GAAP, and fairly and accurately reflect the financial position and condition of the Company as of the dates and for the periods indicated. Without limiting the foregoing, at the date of the Company Balance Sheet, the Company owned each of the assets included in preparation of the Company Balance Sheet; and the Company had no liabilities other than those included in the Company Balance Sheet, nor any liabilities in amounts in excess of the amounts included for them in the Company Balance Sheet. The only adjustments to the Company Balance Sheet that will occur prior to Closing is the elimination of the debt and accrued unpaid interest set forth in Exhibit D.

     4.7 Absence of Material Differences from Disclosure Document. Except as specifically disclosed in the Company Disclosure Document:

          (1) No Material Adverse Change. Since the date of the Company Balance Sheet, other than as contemplated or caused by this Agreement, there has not been (a) any material adverse change in the business, condition (financial or otherwise), operations, or prospects of the Company; (b) any damage, destruction, or loss, whether covered by insurance or not, having a material adverse effect on the business, condition (financial or otherwise), operations, or prospects of the Company; (c) any entry into or termination of any material commitment, contract, agreement, or transaction (including, without limitation, any material borrowing or capital expenditure or sale or other disposition of any material asset or assets) by the Company, other than this Agreement and agreements executed in the ordinary course of business; (d) any redemption, repurchase, or other acquisition for value of its capital stock by the Company, or any issuance of capital stock of the Company or of securities convertible into or rights to acquire any such capital stock or any dividend or distribution declared, set aside or paid on capital stock of the Company; (e) any transfer by the Company of, or right granted by the Company under, any material lease, license, agreement, patent, trademark, trade name, or copyright; (f) any sale or other disposition of any material asset of the Company, or any mortgage, pledge, or imposition of any lien or other encumbrance on any asset of the Company, other than in the ordinary course of business, or any agreement relating to any of the foregoing; or (g) any notice of any default or breach by the Company in any material respect under any contract, license, or permit, and neither the Company nor any of the Sellers are aware of any facts which would give rise to any such default or breach. Since the date of the Company Balance Sheet, the Company has conducted its business only in the ordinary and usual course, and, without limiting the foregoing, no changes have been made in (a) executive compensation levels; (b) the manner in which other employees of the Company are compensated; (c) supplemental benefits provided to any such executives or other employees; or (d) inventory levels in relation to sales levels, except, in any such case, in the ordinary course of business and, in any event, without material adverse effect on the business, condition (financial or otherwise), operations, or prospects of the Company.

          (2) Taxes. The Company has properly filed or caused to be filed all income and other tax returns, reports and declarations that are required by applicable law to be filed by them, and have paid, or made full and adequate provision for the payment of, all income and other taxes properly for the periods covered by such returns, reports, and declarations, except such taxes, if any, as are adequately reserved against in the Company Balance Sheet.

          (3) Litigation. (a) No investigation or review by any governmental entity with respect to the Company is pending or, to the best of the knowledge of the Company or any of the Sellers, threatened, nor has any governmental entity indicated to the Company an intention to conduct the same; and (b) there is no action, suit or proceeding pending or, to the best of the knowledge of the Company, threatened against or affecting the Company at law or in equity, or before any governmental department, commission, board, agency, or instrumentality. The Company Disclosure Document includes a description of each litigation matter included therein.

          (4) Employees. There are, except as disclosed on the Company Disclosure Document, no collective bargaining, bonus, profit sharing, compensation, or other plans, agreements, trusts, funds, or arrangements maintained by the Company for the benefit of its directors, officers, or employees, and there are no employment, consulting, severance, or indemnification arrangements, agreements, or understandings between the Company, on the one hand, and any current or former directors, officers or other employees of the Company, on the other hand. The Company Disclosure Document describes any contractual arrangement for the employment or compensation of any person. The Company is not, and following the Closing will not, as a result of any events occurring prior to Closing, be, bound by any contract or agreement to employ, directly or as a consultant or otherwise, any person for any specific period of time or until any specific age except as specified in agreements in writing identified in the Company Disclosure Document or executed pursuant to the provisions hereof, if any.

     (5) Compliance with Laws. The Company is in substantial compliance with all laws, and has received no notice of any violation of any laws or regulations, including environmental protection laws and safety and health standards, which materially affects its premises or the operation of its business, including, without limitation, the use of premises occupied by it, or with respect to which compliance is a condition of engaging in any aspect of the business of the Company and has all permits, licenses, zoning rights, and other governmental authorizations necessary to conduct its business as presently conducted.

     (6) Environmental Claims. There are no claims pending or, to the best knowledge of the Company or the Sellers, threatened arising out of any actual or alleged contamination of the ground, air or water at or surrounding any past or present facility of the Company.

     (7) Ownership of Assets. The Company has, except as disclosed in the Company Disclosure Document, good, marketable, and insurable title, or valid, effective, and continuing leasehold rights in the case of leased property, to all real property (as to which, in the case of owned property, such title is fee simple) and all personal property owned or leased by it or used by it in the conduct of its business, free and clear of all liens, encumbrances, and charges, except liens for taxes not yet due and minor imperfections of title and encumbrances, if any, which, singly and in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or materially impair the use thereof.

     (8) Insurance Coverage. The Company has obtained and maintained sufficient insurance coverage against loss of or damage to its property and sufficient liability insurance, including product liability insurance, as protection against claims of third parties, and it has taken no steps nor omitted anything by which the validity of these insurances could be adversely influenced or the performance of the insurers could be avoided and insurance coverage will remain in force with the acquisition of the Company by the Purchaser.

     4.8 Agreements or Contracts. The Company Disclosure Statement sets forth a complete list of the following agreements and/or contracts affecting the Company:

          (a) all distributor agreements and agreements with sales agents which are not terminable by the Company within 60 days of the date hereof;

          (b) all rental and lease agreements which require the Company to make annual aggregate payments in excess of $6,000;

          (c) all employment agreements with a remaining fixed term or a notice period of more than one year;

          (d) all plans or systems (whether in form of agreements or unilateral promises) relating to profit sharing, bonuses, other remuneration outside the normal salary, or pension payments unless they are compulsory by law, as well as all individual pension promises to the extent they go beyond the scope of the aforementioned plans and systems;

          (e) all agreements concerning loans taken out or extended, except for customary payment terms vis-a-vis customers or suppliers, current account loans or loans to employees not exceeding three month's salary of the respective employees;

          (f) all financial guarantees and sureties except for those relating to tax, insurance and customs duty matters or those the value of which does not exceed $5,000 in the individual case;

          (g)  all applicable collective bargaining agreements;

          (h) all consultant agreements providing for an annual remuneration of more than $10,000 or a remaining fixed term or a notice period of more than 60 days;

          (i) all orders, stipulations or agreements issued by, or entered into with any municipal, state, regional or federal governmental agency affecting the operation of the Company in any way;

          (j) all other material agreements outside the normal course of business as previously conducted.

     4.9 Bank Accounts. The Company Disclosure Statement sets forth a list of all bank accounts, savings accounts or other such accounts of the Company, with the respective signature powers.

     4.10 Accounts Receivable. All accounts receivable to be shown on the Company Balance Sheet are bona fide with standard payment terms of not more than 90 days after their respective due dates.

     4.11 Warranty Conditions. The Company and Sellers have submitted to Purchaser copies of all standard warranty obligations to which the Company is subject. On the basis of the Company's historical experience, the warranty reserves contained in the Unaudited Financial Statements are adequate to cover the exposure for warranty claims, and the Company and Sellers are not aware of any events subsequent to the Balance Sheet Date which would require additional or extraordinary warranty reserves.

     4.12 Intellectual Property Rights. The Company Disclosure Statement sets forth a correct and complete list of all trademarks, tradenames and patent rights of the Company. The Company and Sellers are not aware of any infringement of these intellectual property rights or any other intellectual property rights of the Company. To the best knowledge of the Company and the Sellers, the Company is not infringing and has not infringed on the intellectual property rights of any third party and has sufficient right, title and interest to all such intellectual property rights to operate its business. The Company has sufficient right, title and interest in and to all intellectual property used in the operation of the business or necessary to operate the business of the Company as currently contemplated.

     4.13 Interest in Competitors. None of the Company, Frank J. Lodato, William Lucas Harry Trust or William Lucas Harry owns any interest of any kind whatsoever in any enterprise which is active in the area of precision optic plastic injection molding nor do any of the aforementioned Sellers or William Lucas Harry own any intellectual property rights relating to the products made or processes used by the Company. Furthermore, neither Canaan Venture Offshore Limited Partnership C.V. nor Canaan Venture Limited Partnership has a Controlling Interest in any company engaged in the field of design, development, manufacture or sale of precision optic plastic injection moldings.

     4.14 Full Disclosure. The documents, certificates, and other writings furnished or to be furnished by or on behalf of the Company to the Purchaser pursuant to the provisions of this Agreement, taken together in the aggregate, do not and will not contain any untrue statement of a material fact.

          To the best knowledge of the Company or the Sellers, there are no material facts or circumstances in relation to the assets, business or financial condition of the Company which have not been fully and fairly disclosed to the Purchaser in the Company Balance Sheet and which, if disclosed, might reasonably have been expected to affect the decision of a reasonable purchaser to enter into this Agreement.

     4.15 Actions Since Balance Sheet Date. Except as set forth on the Company Disclosure Document, since the date of the Company Balance Sheet, neither the Company nor any of the Sellers have taken any actions that would be prohibited under the provisions of this Agreement (without the prior consent of the Purchaser) after the date of this Agreement.

     4.16 Subsidiaries of the Company: Except as specifically disclosed in the Disclosure Document, the Company has no Subsidiaries and does not own, directly or indirectly, any interest or investment or exercise any control (as shareholder, director, officer or in any other manner) in any corporation, limited liability company, partnership, business, trust or other entity.

                                    ARTICLE V

                           COVENANTS OF THE PURCHASER

     5.1 Affirmative Covenants. From the date hereof through the Closing Date, the Purchaser will take every action reasonably required of it in order to satisfy the conditions set forth in this Agreement and otherwise to ensure the prompt and expedient consummation of the transactions contemplated hereby, and will exert all reasonable efforts to cause the transactions contemplated hereby promptly to be consummated, provided in all instances that the representations and warranties of the Company and the Sellers in this Agreement are and remain true and accurate and that the covenants and agreements of the Company and of the Sellers in this Agreement are honored and that the conditions to the obligations of the Purchaser set forth in this Agreement are satisfied or appear capable of being satisfied.

     5.2 Confidentiality. In the event of the termination of this Agreement, the Purchaser will, and will cause its representatives to, deliver to the Company or destroy all documents, work papers, and other material, and all copies thereof, obtained by it or on its behalf from the Company as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof, and will hold in confidence all confidential information unless and until the Closing has been consummated, and data relating to the Company's business has been obtained in connection with the transactions contemplated by this Agreement, and will not use any such confidential information except in connection with the transactions contemplated hereby, until such time as such information is otherwise publicly available. Purchaser and its representatives shall assert their rights hereunder in such manner as to minimize interference with the business of the Company.

     5.3 Cooperation. The Purchaser shall cooperate with the Sellers, the Company, and their respective counsel, accountants, and agents in every way in carrying out the transactions contemplated hereby, and in delivering all documents and instruments deemed reasonably necessary or useful by counsel to the Company or by counsel to the Sellers.

     5.4 Expenses. Whether or not the transaction contemplated hereby are consummated, all costs and expenses incurred by the Purchaser in connection with this Agreement and the transactions contemplated hereby shall be paid by the Purchaser except as otherwise provided (directly or indirectly) herein.

     5.5 Updating of Exhibits and Disclosure Documents. The Purchaser shall notify the Company and the Sellers of any changes, additions, or events which may cause any change in or addition to any Schedules or Exhibits, including, without limitation, the Company Disclosure Statement, delivered by it under this Agreement, promptly after the occurrence of the same and at the Closing by the delivery of updates of all Schedules and Exhibits including, without limitation, the Company Disclosure Statement. No notification made pursuant to this Section shall be deemed to cure any breach of any representation or warranty made in this Agreement unless the Company specifically agrees thereto in writing, nor shall any such notification be considered to constitute or give rise to a waiver by the Company of any condition set forth in this Agreement.

     5.6 Assumption of Guarantees. Upon Closing, the Purchaser shall assume the personal guarantees held by Mr. William Lucas Harry on capital leases totaling $182,669 as listed in items 1,3 and 5 of the Disclosure Document.

                                   ARTICLE VI

                      COVENANTS OF THE COMPANY AND SELLERS

     6.1 Affirmative Covenants. From the date hereof through the Closing Date, the Company and Sellers will take every action reasonably required of them to satisfy the conditions set forth in this Agreement and otherwise to ensure the prompt and expedient consummation of the transactions contemplated hereby substantially as contemplated by this Agreement, and will exert all reasonable efforts to cause the transactions as contemplated hereby to be consummated, provided in all instances that the representations and warranties of the Purchaser in this Agreement are and remain true and accurate, that the covenants and agreements of the Purchaser in this Agreement are honored, and that the conditions to the obligations of the Company and the Sellers set forth in this Agreement are satisfied or appear capable of being satisfied.

     6.2 Access and Information. The Company shall afford to the Purchaser and to the Purchaser's accountants, counsel, and other representatives reasonable access during normal business hours throughout the period prior to the Closing, to all of its properties, books, contracts, commitments, records (including, but not limited to, tax returns) and personnel and, during such period, the Company shall promptly furnish to the Purchaser (1) all written communications to its directors or to its shareholders generally, (2) internal monthly financial statements when and as available, and (3) all other information concerning its business, properties and personnel as the Purchaser may reasonably request, but no investigation pursuant to this Section 6.2 shall affect any representations or warranties of the Company, or the conditions to the obligations of the Purchaser to consummate the transactions contemplated as contained in this Agreement.

     6.3 No Solicitation. Prior to the consummation of the Closing or the termination of this Agreement, the Company and Sellers, and those acting on behalf of any of them shall not, and the Company shall use its best efforts to cause its officers, employees, agents, and representatives not, directly or indirectly, to solicit, encourage, or initiate any discussions with, or negotiate or otherwise deal with, or provide any information to, any person or entity other than the Purchaser and its officers, employees, and agents, concerning any merger, sale of substantial assets, or similar transaction involving the Company or any sale of any of its capital stock. The Company and Sellers will notify the Purchaser immediately upon receipt of any inquiry, offer, or proposal relating to any of the foregoing. None of the foregoing shall prohibit providing information to others in a manner in keeping with the ordinary conduct of the Company's business, or providing information to government authorities.

     6.4 Conduct of Business Pending the Transactions. The Company covenants and agrees with the Purchaser that, prior to the consummation of the transaction contemplated hereby, or the termination of this Agreement pursuant to its terms, unless the Purchaser shall otherwise consent in writing, and except as otherwise contemplated by this Agreement or disclosed in the Company Disclosure Document, the Company will comply with each of the following:

          (1) Its business shall be conducted only in the ordinary and usual course, it shall use reasonable efforts to keep intact its business organization and good will, keep available the services of its respective officers and employees and maintain good relationships with suppliers, lenders, creditors, distributors, employees, customers, and others having business or financial relationships with it, and it shall immediately notify the Purchaser of any event or occurrence or emergency material to, and not in the ordinary and usual course of business of, it;

          (2) It shall not (a) amend its Articles of Incorporation, unless for a purpose contemplated by this Agreement and approved by the Purchaser, or Bylaws or (b) split, combine, or reclassify any of its outstanding securities, or declare, set aside, or pay any dividend or other distribution on, or make or agree or commit to make any exchange for or redemption of any such securities payable in cash, stock or property;

          (3) It shall not (a) issue or agree to issue any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class, or (b) enter into any contract, agreement, commitment, or arrangement with respect to any of the foregoing;

          (4) It shall not create, incur, or assume any long-term or short-term indebtedness for money borrowed or make any capital expenditures or commitment for capital expenditures, except in the ordinary course of business and consistent with past practice;

          (5) It shall not (a) adopt, enter into, or amend any bonus, profit sharing, compensation, stock option, warrant, pension, retirement, deferred compensation, employment, severance, termination, or other employee benefit plan, agreement, trust fund, or arrangement for the benefit or welfare of any officer, director, or; (b) agree to any material (in relation to historical compensation) increase in the compensation payable or to become payable to, or any increase in the contractual term of employment of, any officer, director or employee except, with respect to employees who are not officers or directors, in the ordinary course of business in accordance with past practice;

          (6) It shall not sell, lease, mortgage, encumber, or otherwise dispose of or grant any interest in any of its assets or properties except for sales, encumbrances, and other dispositions or grants in the ordinary course of business and consistent with past practice, and, except for liens for taxes not yet due or liens or encumbrances that are not material in amount or effect and do not impair the use of the property, or as specifically provided for or permitted in this Agreement;

          (7) It shall not enter into, or terminate, any material contract, agreement, commitment, or understanding;

          (8) It shall not enter into any agreement, commitment, or understanding, whether in writing or otherwise, with respect to any of the foregoing.

          (9) It shall not hold any meetings of its board of directors, or any committee thereof, or of its shareholders, without inviting a representative selected by the Purchaser to attend the same (although the Company may request that such representative absent himself or herself during that portion of any such meeting that pertains to issues arising under this Agreement);

          (10) It will continue properly and promptly to file when due all federal, state, local, foreign, and other tax returns, reports, and declarations required to be filed by it, and will pay, or make full and adequate provision for the payment of, all taxes and governmental charges due from or payable by it;

          (11) It will use its best efforts to comply with all laws and regulations applicable to it and its operations; and

          (12) It will maintain in full force and effect insurance coverage of a type and amount customary in its business, but not less than that presently in effect.

     6.5 Cooperation. The Company will cooperate with the Purchaser and its counsel, accountants, and agents in every way in carrying out the transactions contemplated by this Agreement, and in delivering all documents and instruments deemed reasonably necessary or useful by the Purchaser.

     6.6 Expenses. Whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred by the Company or the Sellers in connection with this Agreement and said transactions shall be paid by the Purchaser, provided, however, that the costs and expenses incurred shall not exceed $20,000 and, any costs and expenses in excess of that amount shall be paid by the Sellers.

     6.7 Publicity. Prior to the Closing, any written news releases by the Sellers, the Company or the Purchaser pertaining to this Agreement or the transactions contemplated hereby shall be submitted to all parties for review and approval prior to release and shall be released only with each parties' consent, which consent shall not be unreasonably withheld.

     6.8 Updating of Exhibits and Disclosure Documents. The Company and Sellers shall notify the Purchaser of any changes, additions, or events which may cause any change in or addition to the Company Disclosure Document or any other Schedules or Exhibits delivered by it under this Agreement promptly after the occurrence of the same and again at the Closing by delivery of appropriate updates of the Company Disclosure Document and to all such Schedules and Exhibits. No such notification made pursuant to this Section shall be deemed to cure any breach of any representation or warranty made in this Agreement unless the Purchaser specifically agrees thereto in writing, nor shall any such notification be considered to constitute or give rise to a waiver by the Purchaser of any condition set forth in this Agreement.

     6.9 Confidential Information. The Company, the Sellers and the Purchaser recognize and acknowledge that they have and will have access to certain confidential information of the Company and the Purchaser, such as lists of customers and costs, that are valuable, special and unique assets of their respective businesses. The Company, the Sellers and the Purchaser agree that they will not disclose such confidential information to any person, firm or corporation, whatsoever, except authorized representatives of the Company or the Purchaser. If, for any reason, the Closing fails to occur, each party shall maintain as confidential all non-public information of the other received or learned by it in the course of the negotiations, due diligence and other actions undertaken in the course of entering into and performing this Agreement. In the event of a breach or threatened breach by any party of the provisions of this Section 6.9, the Purchaser, the Company or the Sellers shall be entitled to an injunction or any other remedy restraining a party from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting a party from pursuing any other available remedy for such breach or threatened breach at law or in equity, including the recovery of damages.

     6.10 Sellers' Release. Prior to the Closing, the Sellers shall discharge or otherwise release the Company of its obligations to repay the debt set forth in Exhibit D.

     6.11 Warrants: All outstanding warrants for the purchase of Common Stock and Preferred Stock of the Company will be cancelled by the Company and the Company shall have obtained from the holders of such options and warrants full and complete releases with respect thereto.

                                   ARTICLE VII

                              COVENANTS OF SELLERS

     7.1 Non-Competition. To induce the Purchaser to enter into this Agreement each of Frank J. Lodato, William Lucas Harry Trust and William L. Harry personally agrees that for a period of five (5) years after the Closing Date they will not, individually or as principal, agent, trustee or through the agency of any corporation, partnership, association or agent or agency: (1) engage in any business which is competitive with the Company; or (2) own more than one percent of the outstanding capital stock of, or become a member of any partnership that is, or become an employee of, a Competitor. Furthermore, except as listed in the Company Disclosure Document, Canaan Venture Offshore Limited Partnership C.V. and Canaan Venture Limited Partnership agrees that for a period of five (5) years after the Closing Date they will not own a Controlling Interest in any Competitor. In the event that the provisions of this Section 7.1 should ever be deemed to exceed the time or geographic limitations permitted by applicable laws, then such provisions shall be reformed to the maximum time or geographic limitations permitted by applicable law. In the event of a breach of the provisions of this Section, the Purchaser or the Company shall be entitled to an injunction restraining Sellers as applicable, from violating such provision. Nothing herein shall be construed as prohibiting Purchaser or the Company from pursuing any other remedies available to them at law or in equity, including the recovery of damage.

                                  ARTICLE VIII

                              CONDITIONS OF CLOSING

     8.1 Conditions to Obligation of the Purchaser. The obligation of the Purchaser to purchase the shares and effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of the following conditions, unless Purchaser shall waive such fulfillment:

          (1) This Agreement and the transactions contemplated hereby shall have received all approvals, consents, authorizations, and waivers from the Board of Directors of the Purchaser, governmental and other regulatory agencies and other third parties (including lenders, holders of debt securities, and lessors) required to consummate the transactions contemplated hereby.

          (2) The Company and the Sellers shall have performed in all material respects each of their agreements and obligations contained in this Agreement and required to be performed on or prior to the Closing and shall have complied with all material requirements, rules, and regulations of all regulatory authorities having jurisdiction relating to the transactions contemplated hereby;

          (3) No material adverse change shall have taken place in the business, condition (financial or otherwise), operations, or prospects of the Company since the date of the Company Balance Sheet other than those, if any, that result from the changes permitted by, and transactions contemplated by, this Agreement.

          (4) Except in such respects as do not materially and adversely affect the business, condition (financial or otherwise), operations, or prospects of the Company, the representations and warranties of the Company and Sellers set forth in this Agreement shall be true in all material respects as of the date of this Agreement and as of the Closing Time as if made as of such time.

          (5) The Purchaser shall have received from the Company an officer's certificate, executed by the Chairman of the Board of Directors and an Executive Officer of the Company (in their capacities as such) dated the Closing Date, as to the satisfaction of the conditions in paragraphs
(2), (3) and (4) (to the best of their knowledge where appropriate);

          (6) The Purchaser shall have received certification from each of the Sellers, dated as of the Closing Date, as to the satisfaction of the conditions in paragraphs (2), (3) and (4) (to the best of their knowledge where appropriate);

          (7) The Purchaser shall have received, on and as of the Closing Date, an opinion of special counsel to the Sellers, substantially as to the matters set forth in Sections 4.1, 4.2 (to the best knowledge of such counsel), 4.3, 4.4(1) and 4.4(2) (to the best of the knowledge of such counsel as to part (2)) and Section 4.7(3) (to the best knowledge of such counsel) of this Agreement, all subject to customary limitations reasonably acceptable to counsel to the Purchaser, and which may be based on opinions of local counsel to the extent such counsel is not admitted to practice in a jurisdiction relevant to such opinion, provided such opinion of local counsel is delivered to the Purchaser.

          (8) Purchaser shall have received evidence that the debt and accrued unpaid interest set forth in Exhibit D, attached hereto, has been eliminated from the Company Balance Sheet and discharged by the Sellers.

     8.2 Conditions to Obligation of the Sellers. The obligation of the Sellers to effect the transactions as contemplated hereby shall be subject to the fulfillment at or prior to the Closing of the following conditions, unless a Seller shall waive such fulfillment:

          (1) The Purchaser shall have performed in all material respects its agreements and obligations contained in this Agreement required to be performed on or prior to the Closing and shall have complied with all material requirements, rules, and regulations of all regulatory authorities having jurisdiction relating to the transactions contemplated hereby;

          (2) The Sellers shall have received from the Purchaser an Escrow Agreement signed by the Purchaser, the Company, an Escrow Agent and each of the Sellers;

          (3) No material adverse change shall have taken place in the business, condition (financial or otherwise), operations, or prospects of the Purchaser since the date of the Audited Financial Statements contained in the Purchaser's Annual Report on Form 10-K for the fiscal year ended October 31, 1994, other than those, if any, that result from the changes permitted by, and transactions contemplated by, this Agreement.

          (4) The representations and warranties of the Purchaser set forth in this Agreement shall be true in all material respects as of the date of this Agreement and, except in such respects as do not materially and adversely affect the business of the Purchaser and its Subsidiaries, taken as a whole, as of the Closing Date as if made as of such time; and

          (5) The Sellers shall have received from the Purchaser an officers' certificate, executed by a duly authorized officer of the Purchaser (in said officer's capacity as such), dated the Closing Date, as to the satisfaction of the conditions of paragraphs (1), (2) and (3) above (to the best of their knowledge where appropriate);

          (6) The Sellers shall have received from the Purchaser, on and as of the Closing Date, an opinion of Counsel to the Purchaser substantially as to the matters set forth in 3.1, 3.2 (to the best knowledge of such counsel), 3.3 and 3.9 of this Agreement, all subject to customary limitations reasonably acceptable to Counsel to the Sellers, and which may be based on opinions of local counsel to the extent such counsel is not admitted to practice in a jurisdiction relevant to such opinion, provided such opinion of local counsel is delivered to the Sellers.

                                   ARTICLE IX

                         SECURITIES AND SECURITY HOLDERS

     9.1 Sellers' Ownership Representations. Each of the Sellers represents and warrants to the Purchaser, severally and not jointly, that
(1) he, she or it owns the Shares of Common Stock or Preferred Stock set forth opposite his, her or its name on the signature page(s) of this Agreement, to be sold to the Purchaser at the Closing pursuant to the terms of this Agreement, free and clear of any and all liens, claims, encumbrances and rights of others; and (2) he, she, or it is fully and freely authorized and entitled to sell, transfer and convey free and clear title to the same to the Purchaser, without any further approval or authorization.


                                    ARTICLE X

                          SURVIVAL OF REPRESENTATIONS;
                                 INDEMNIFICATION

     10.1 Survival of Representations. All representations and warranties of the parties contained in this Agreement and all statements contained in any Schedule or Exhibit attached hereto or in any certificate or instrument of conveyance delivered by or on behalf of the parties pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the parties hereunder. The representations and warranties of Purchaser, Seller and the Company contained herein shall survive the Closing Date in all circumstances and no later than December 15, 1995, without regard to any investigation made by any of the parties hereto. The foregoing notwithstanding, the representations and warranties of the Sellers contained in Section 9.1 shall survive indefinitely

     10.2 Agreement of Each of the Sellers to Indemnify. Subject to the limitations set forth in this Section 10.2, the Company and the Sellers shall, severally and not jointly, indemnify, hold harmless, and by virtue hereof, release Purchaser and its officers, directors, employees, agents and Affiliates, and each of the heirs, executors, successors and assigns of any of the foregoing, from and against any and all claims, demands, actions, causes of actions, losses, costs, damages, liabilities, and expenses, including without limitation, interest and penalties and reasonable attorneys fees ("Damages") that the Purchaser shall suffer, (a) arising out of breach of or default in connection with any representation, warranty, covenant or agreement of such Sellers or the Company in this Agreement; (b) arising as a result of (i) any claim by a shareholder or former shareholder of the Company, or any other person, firm, corporation, or entity, seeking to assert, or based upon: ownership or rights to ownership of any shares of stock of the Company; any rights of a shareholder, including any options or preemptive rights or rights to notice or to vote; any rights under the Articles of Incorporation or Bylaws of the Company; any rights under any agreement among the Company and its shareholders; or (ii) any failure of any Seller to have good, valid, and marketable title to the issued and outstanding Shares held by such Seller free and clear of all liens, claims, pledges, options, adverse claims and assessments. Notwithstanding the foregoing, in no event shall any Seller be required to indemnify in any amount in excess of the amount of Consideration allocated to such Seller pursuant to this transaction as set forth on Schedule 1.14 and no claim of breach of any representation or warranty may be asserted by Purchaser against Sellers, or any of them, or the Company unless the aggregate total of all such claims exceeds $50,000.

     10.3 Agreement of Purchaser to Indemnify. Purchaser shall indemnify, hold harmless, and by virtue hereof, release the Sellers and their respective officers, directors, employees, agents and Affiliates, and each of the heirs, executors, successors and assigns of any of the foregoing, from and against any Damages arising out of the breach of any warranty, representation, covenant or agreement of Purchaser contained in this Agreement and further shall indemnify and hold harmless the Sellers for any statements contained in the Registration Statement or Prospectus which the Purchaser shall deliver to the Sellers, except for those statements made in reliance upon information provided to the Purchaser by the Sellers, or any of them.

          The term "Damages" as used in Sections 10.2 and 10.3 is not limited to matters asserted by third parties against Purchaser, Sellers or the Company, but includes Damages incurred or sustained by any of them in the absence of third party claims.

     10.4 Procedures of Indemnification. (a) If a claim by a third party is made against a person or party entitled to indemnification hereunder (an "Indemnified Party"), and if such Indemnified Party intends to seek indemnity with respect thereto under Section 10.2 or 10.3, such Indemnified Party shall promptly notify the indemnifying party (the "Indemnifying Party") of such claims. As part of such notice, the Indemnified Party shall furnish the Indemnifying Party with copies of any pleadings or correspondence relating thereto that are in the Indemnified Party's possession. The Indemnified Party's failure to promptly notify the Indemnifying Party of any such matter shall not release the Indemnifying Party, in whole or in part, from its obligations to indemnify under this
Article X except to the extent the Indemnified Party's failure to so notify materially prejudices the Indemnifying Party's ability to defend against such claim. At such time as the Indemnifying Party acknowledges in writing its liability under this Article X with respect to such claim, then the Indemnifying Party shall have the sole and exclusive right to defend against, settle or compromise such claim; provided, that the Indemnifying Party shall proceed in good faith with respect thereto; and provided, further, that the Indemnifying Party shall not settle such claim for other than monetary consideration without the consent of the Indemnified Party; and provided, further, that the Indemnified Party may participate in the defense of such claim at its own expense. If the Indemnifying Party does not acknowledge to the Indemnified Party its liability hereunder prior to the earlier of (i) fifteen business days after the receipt of such Indemnified Party's notice of a claim of indemnity hereunder and (ii) five business days prior to the deadline for filing any pleading in connection therewith, such Indemnified Party shall have the right to contest, settle or compromise the claim, but shall not thereby waive any right to indemnity therefor pursuant to this Agreement and the Indemnifying Party shall cooperate with the Indemnified Party in connection with defending against such claim; provided, that the Indemnifying Party shall have the right to participate, at its own expense, in such defense. The Indemnifying Party shall not, except with the consent of such Indemnified Party, enter into any settlement that does not include as a unconditional term thereof the giving by the person or persons asserting such claim to the Indemnified Parties of an unconditional release from all liability with respect to such claim or consent to entry of any judgment.

          (b) If any party becomes obligated to indemnify another party with respect to any claim pursuant to this Article X, and the amount of liability with respect thereto shall have been finally determined by a court of competent jurisdiction, the Indemnifying Party shall pay such amount to the Indemnified Party in immediately available funds within five days following written demand by the Indemnified Party.

     10.5 Right of Offset. To the extent that Purchaser incurs any expense or makes any payment for which it shall be entitled to indemnification under this Article X, or otherwise has any claim for Damages as a result of the Company's or any Seller's breach of any provision of this Agreement, in addition to any other actions or remedies it may have in law or in equity, Purchaser may seek indemnity for such Damages from any amounts payable or owing to the Sellers after the Closing Date subject to the terms and conditions of Section 6 of the Escrow Agreement. Without limiting the foregoing, Purchaser may offset such Damages by reducing the number of shares of OCLI Common Stock to be issued to Sellers pursuant to Section 2.2(2) above, by the number of such shares having an aggregate Fair Market Value on July 1, 1995, equal to the amount of such Damages, subject to the terms and conditions of Section 6 of the Escrow Agreement.

                                   ARTICLE XI

                               GENERAL PROVISIONS

     11.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice given at least five (5) days prior thereto):

          If to the Purchaser:

          Optical Coating Laboratory, Inc.
          2789 Northpoint Parkway
          Santa Rosa, California 95407-7397
          Attn:  Joseph C. Zils, Esq.

          With a copy to:

          John V. Erickson, Esq.
          Collette & Erickson
          555 California Street, Suite 4350
          San Francisco, California 94104-1791

          If to the Company, the Sellers, any of them, or any Affiliate of any of them:

          Netra Corporation
          185 East Dana Street
          Mountain View, CA 94041-3115

          With a copy to:

          J. Stephan Dolezalek, Esq.
          Brobeck, Phleger and Harrison
          2 Embarcadero Place
          2200 Geng Road
          Palo Alto, CA  94303

     11.2 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     11.3 Miscellaneous. This Agreement (1) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties, with respect to the subject matter hereof, except as specifically provided otherwise or referred to herein, so that no such external or separate agreements relating to the subject matter of this Agreement shall have any effect or be binding, unless the same is referred to specifically in this Agreement or is executed by the parties after the date hereof; (2) is not intended to confer upon any other person any rights or remedies hereunder; (3) shall not be assigned by operation of law or otherwise except for assignment of all or any part of the rights of the Purchaser hereunder, which may be assigned by the Purchaser to an Affiliate so long as the obligations of the Purchaser under this Agreement remain obligations of, or their performance is guaranteed by, the Purchaser to the reasonable satisfaction of the Sellers.

     11.4 Right to Terminate. This Agreement may be terminated at any time prior to the Closing by the mutual written consent of Purchaser, the Company and the Sellers. In addition, either party may terminate this Agreement by written notice to the other party at any time prior to the Closing in the event that (I) a condition to the performance of the other party as set forth herein shall not be fulfilled in any material respect on or before the date specified for the fulfillment thereof, or (ii) a material default under or a material breath of this Agreement or of any representation, warranty or covenant of the other party set forth in this Agreement shall have occurred.

     11.5 Effect of Termination. In the event of the termination and abandonment hereof prior to the Closing pursuant to the provisions of this Section, this Agreement shall become void and have no effect, and each party shall pay all of its own expenses incurred in connection herewith (except as provided in Section 5.4), without any liability or obligation on the part of any party or its directors, officers or stockholders; provided, however, that if either party hereto willfully fails to perform its obligations hereunder, the other party shall have the right to seek available legal and equitable remedies in addition to those specified in this Section XI.

     11.6 Governing Law. This Agreement shall be governed by the laws of the State of California.

     11.7 Arbitration. Disputes arising out of or in connection with the interpretation, application or performance of this Agreement shall be finally settled by arbitration in San Francisco under the Rules of the American Arbitration Association.

     11.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which may be executed by one or both of the parties, each of which shall be enforceable against the party or parties actually executing such counterparts, and all of which together shall constitute one instrument.


     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be signed on the date first written above by their respective officers thereunto duly authorized.

THE PURCHASER

OPTICAL COATING LABORATORY, INC.


By:  ____________________________
     Herbert M. Dwight, Jr.
     President

THE COMPANY (NETRA CORPORATION)


By:  ____________________________

SELLERS:

_________________________________
Frank J. Lodato                    holding 4,250,000
                                   Common shares

_________________________________
William Lucas Harry Trust          holding 2,000,000
                                   Series A Preferred shares

_________________________________
William Lucas Harry Personally

CANAAN VENTURE OFFSHORE            CANAAN VENTURE LIMITED
LIMITED PARTNERSHIP C.V.           PARTNERSHIP

By:  Canaan Management Limited               By:  Canaan Management Limited
     Partnership, General Partner                 Partnership, General
Partner

By:  Canaan Venture Partners L.P.,      By:  Canaan Venture Partners L.P.,
     General Partner                         General Partner

By:  ________________________      By:  ________________________
     General Partner                         General Partner

     holding 1,409,995                       holding 590,005
     Series B Preferred Shares                    Series B Preferred Shares


Exhibit A

                   DlSCLOSURE SCHEDULE DELIVERED TO PURCHASER
                    PURSUANT TO THE STOCK PURCHASE AGREEMENT
                              DATED FEBRUARY 8,1995


          Pursuant to Article IV of the Stock Purchase Agreement of even date herewith (the "Agreement") and in connection with the Closing as defined therein Netra Corporation, a California corporation (the "Company") and the shareholders of the Company ("Sellers") hereby deliver to Optical Coating Laboratory, Inc. ("Purchaser") this Disclosure Schedule as exceptions to the representations and warranties given in the Agreement. Paragraph numbers in this Schedule correspond to the paragraph numbers in the Agreement; however, any information disclosed herein under any paragraph number shall be deemed to be disclosed and incorporated into any other paragraph under the Agreement where such disclosure would be appropriate. Any terms defined in the Agreement shall have the same meaning when used in this Disclosure Schedule as when used ill the Agreement, unless the context otherwise requires.

        Section 4.6: On February 1, 1995, the Company paid Mr. William Lucas Harry $103,225 in deferred compensation. The Sellers have agreed to pay Mr. Harry $43,500 in compensation interest pursuant to the terms and conditions of the Escrow Agreement, which amount shall be paid from the Proceeds of the sale as received by the Sellers under said escrow Agreement, and Mr. Harry shall have no claim against the Company or Purchaser for the payment of any interest relating ~o the deferred compensation.

        Section 4.7(1)(a): The Company acknowledges that sales fluctuate by customer on a month to month basis and that the financial condition of the Company is dependent upon such fluctuations.

        Section 4.7(1)(c): The Company received shipment on two pieces of capital equipment in December 1994, an Engel 150 Ton Injection Molding Machine and a Yushin Robot. The purchase price of each machine was $154.820 and $29,710, respectively. The Company has not secured financing on these items to date because they require a personal guarantor to sign on the lease.

    Section 4.7(4): The Company adopted a Management Equity Plan on August 31, 1994 the 'bonus Plan") under which four management employees, Russ Stiles, David Whitney, John Sphar and Tim March, shall be entitled to receive bonuses based upon the proceeds from the sale or merger of the Company (assuming that the Company is sold in its entirety as a going concern) in the aggregate amount of six percent (6%) of the acquisition price or $220,000, whichever is higher, which amount shall be paid from the Proceeds of the sale or merger as received by the shareholders and/or debt holders. The named management employees bave elected to receive the proceeds set forth on Schedule A to the Escrow Agreement pursuant to the terms and conditions of said Agreement in lieu of receiving benefits under the Bonus Plan, and shall have no claim against the Company or Purchaser for any additional payment unter the Bonus Plan.

         The Company has a verbal consulting arrangement with Brent Parker who has been hired to assist the Company in its transition and relocation to Santa Rosa. Mr. Parker is paid an hourly rate of $33.65, aggregating $60,000 per year, plus $10,000 per year for benefits. The consulting arrangement has no fixed term and is terminable at the request of the Company.

         The Company offers medical coverage to its employees pursuant to the Take Care Health Plan covering the period from October 1, 1994 through September 30, 1995. The Company offers dental coverage to its employees under Fortis Benefits Insurance covering the period from September 1, 1994 through August 1, 1995. The Company offers vision coverage to its employees pursuant to the Vision Service Plan covering the penod from October 1, 1993 through September 30, 1995.

          Section 4.7(7): See Section 4.7(1)(c) above.

         Section 4.8(b): The Company has the following lease arrangements on equipment with annual payments in excess of $6,000:

     1. Capital lease in the amount of $31,075 with AT&T expiring in 1996, remaining balance at January 1, 1995 of $13,521 (Yushin Robot).

     2. Capital leases in the amounts of $79,700 and $103,520 with Fleet expiring in l996 and 1997, respectively, remaining balances at
               January 1, 1995 of $29,125 and $66,115 (Engle 55 Ton and 100
               Ton).

     3. Capital lease in the amount of $86,539 with New England expiring in 1998, remaining balance at January 1, 1995 of $61,816 (Engle 55
               Ton).

     4. Capital lease in the amount of $24,550 with Wilson expiring in 1997, remaining balance at January 1, 1995 of $15,896 (Yushin
               Robot).

         The Company leases its facility in Mountain View from Olen Development on a month-to-month basis pursuant to a triple net lease with rental payments of $11,854.00 per month

         Section 4.8(d): See Section 4.7(4) above.

         The Company has in effect a profit-sharing plan (the "Plan") that are intended to recognize management efforts. pursuant to the plan, seven percent (7%) of the Company's 1995 fiscal year earnings before taxes minus the change in inventory (ending fiscal year inventory minus beginning fiscal year inventory) will be distributed as cash profit sharing to certain eligible employees. The Plan covers the fiscal year ending April 1, 1995, with cash distribution to occur in June 1995. It is anticipated that the Plan will be superseded by the Purchaser's compensation plan subsequent to Closing.

          Section 4.8(f): Mr. William Lucas Harry, a founder of the Company, has personally guaranteed the equipment leases listed in items 1, 3 and 5 above, plus two other capital leases with A T & T in the original amounts of $12,116 and $10,629. Upon Closing, Purchaser shall assume such Guarantees pursuant to section 5.6 of the Agreement, aggregating all outstanding balances of $182,669.

         Section 4.8(h): See Section 4.7(4) above.

         Section 4.9: The Company has the following bank accounts and savings accounts, all at Union Bank, Mid Peninsula Office:

         Payroll Account: # 64889-3312

         General Account: # 64876 2483

         Money Market Account: # 648581 373

         Authorized signatories: Carol Harry, David Whitney, W.L Harry, Tim
         S. March, John M. Sphar, Beverly A. Kirkham and Russ Stiles.

Section 4.10: As of February 1, 1995, Gargoyles Performance Eyeware ("Gargoyles") had an outstandlng receivables balance of $102,271 that is over ninety (90) days past due. Pursuanlt to a letter dated December 6, 1994, Gargoyles has committed to pay the Company approximately $15,000 per week to pay off such past due amounts. Nonetheless, the foregoing receivables are bona fide.

          Section 4.12: None.




                                    Exhibit B

                                ESCROW AGREEMENT


          THIS ESCROW AGREEMENT entered into as of thc 8th day of February, 1995 by and among Optical Coatng Laboratory, Inc., a Delaware corporaton ("Purchaser"), First Trust of California (the "Escrow Agent"), the parties listed on Schedule A hereto (each a "Party" and collectively, the "Parties") and the shareholders of Netra Corporation, a California Corporation (the "Company') listed on Schedule B hereto (each, a "Seller" and collectively, the "Sellers", some of whom are also Parties. For purposes of clarification, the term "Parties" as used inthis Agreement shall include the Sellers who are listed on both Schedule A and Schedule B. But the term "Sellers" shall not include the Parties who are not listed on ScheduIe B.

          WITNESSETH:

          WHEREAS, Purchaser, the Company and the Sellers are parties to a Stock Purchase Agreement of even date herewith (the "Agreement"), pursuant to which Sellers have agreed to sell all of the shares of outstanding capital stock of the Company to Purchaser for the Consideration recited in the Agreement;

          WHEREAS, in connection with such sale, Purchaser and Sellers have agreed to deposit the Proceeds to be delivered to the Sellers under the Agreement into an escro account for the benefit of Sellers, and Sellers have agreed to distribute the Proceeds to the Parties pursuant to the terms and conditions of this Escro Agreement.

          NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and sufficient consideration, receipt of which is hereby acknowledged, the parties agree as follows:

          1. Appointment of Escrow Agent. Purchaser and Sellers designate First Trust of California to act as Escrow Agent hereunder, and First Trust of California hereby accepts such appointment and agrees to act as Escrow Agent, upon the terms and subject to the conditions set forth herein

          2. DeIivery. 0n the Closing Date (as such term is defined in the Agreement), Purchaser shall deposit in escrow with the Escrow Agent in cash by direct transfer One Million Six Hundred Sixty Four Thousand Seven Hundred Seventy Dollars ($1,664,770) representing the initial payment of consideration pursuant to Section 2.1(1) of the Agreement (the "Funds"). No later than July 10, 1995, Purchaser shall deposit into escrow with the Escrow Agent that number of shares of Purchaser Common Stock to be determined in accordance wlth Section 2.2(2) of the Agreement (the "Stock". The Funds and the Stock together shall hereinafer be referred to as the "Proceeds". The Proceeds shall be released by the Escrow Agent to the Sellers in accordance with Section 5 below.

          3. Duties of Escrow Agent. The Escrow Agent is hereby authorized and directed by the Sellers to hold the Procceds as agent for the Parties and release thc proceeds only in accordance with the provisions of this Escrow Agreement. The Funds that are not released to the Parties pursuant to Section 5(a) below shall be ~Invested by the Escrow Agent in a money market account selected by Mr. Deepak Kamra, agent for the Parties ("Parties' Agent").

          4. Termination. Except as provided in Section 7(a) below, this Escrow Agreement shall terminate no later than July 15, 1995.

          5. Release of Proceeds.

               a Within twenty-four (24) hours of the date hereof, Escrow Agent shall release by check or wire transfer to the Parties that portion of the Proceeds under the heading Initial Payment in accordance with Schedule A attached hereto.

               b. Subject to Section 7(a) below, within twenty four (24) hours of receipt by Escrow Agent of the Stock pursuant to Section 2 above, Escrow Agent shall release the Proceeds in the following manner:

                  (i) Escrow Agent shall deliver all of the Stock; to Canaan Venture Limited Partnership and Canaan Venture Offshore Limited Partnership CV. (sent via courier) to 2884 Sand HiIl Road, Suite 115, Menlo Park, CA 94025, Attention Deepak Kamra. In the event the Stock has not been delivered into escrow by Purchaser in accordance with Section 2 above (if such failure to deliver was by reason other than a valid offset against an uncontested Indemnity Claim as described in Section 7(a) below), Escrow Agent shall release all of the Proceeds accrued in escrow plus accrued interest, less Escrow Agent's remaining fees and expenses pursuant to subsection 8(b), to Canaan Venture Limited Partnership and Canaan Venture Offshore Limited Partnership CV, by check or wire transfer to the address listed above.

(ii) Subject to Section 5(b)(i) above, Escrow Agent shall release by check or wire transfer (i) to the Parties, that portion of the Proceeds under the heading Second Payment in accordance with Schedule A and (ii) to the Company, $2,000. Notwithstanding the previous sentence, release by Escrow Agent of the Second Payment to each of Russ Stiles, David Whitney, John Sphar or Tim March ("Management") is contingent upon such Party's employment with Purchaser at the time of the Second Payment (unless such Party has been involuntarily terminated without cause or has resigned by reason of death or disability). Purchaser shall certify in writing to Escrow Agent whether a particular termination, if any, was with or without cause. Any Funds that are not released to Management as provided in this subsection 5(b)(ii) will be released by Escrow Agcnt to the remaining Parties to be allocated pro rata based upon the percentage of the Proceeds to which such Pary ls entitled to receive.

(iii) After release of the Proceeds as provided above, any amounts remaining in escrow, including accrued interest but deducting Escrow Agent's fees and expenses pursuant to subsection 8(b), shall be paid to the Parties listed on Schedule A to be allocated pro rata based upon the percentage of Proceeds to which such Party is entitled to receive.

           6. Release of Liability. Each member of Management, by executing this Escrow Agreement below, is hereby electing to receive the payment as set forth on Schedule A hereto pursuant to the terms and conditions of this Agreement in lieu of the benefits such Party would otherwise be entitled to receive under the Company's Management Equity Plan, and each member of management hereby agrees to hold the Company and Purchaser harmless from and obligation to make payments pursuant to such Plan In no event shall a contested Indemnity claim as provided ~ in Section 7(a) below delay the release ~f the Second Payment to Management as provided herein

           7. Indemnity Claims. The Agreement provides i~ Section 102 that Sellers shall indemnify Purchaser against certain Damages (as such term is defined in the Agreement) suffered by Purchaser, as further described in the Agreement. In addition, pursuant t~ Section 10.5 of the Agreement, Purchaser ~ a right to offset an Indemnity Claim by reducing the number of shares of Stock to be delivered to Seller pursuant to secsiQn 2 hereof, subject to Section 7(b) below. Notwithstanding the foregoing, in no event shall any Seller by requesting to indemnify amount in excess of the amount of Proceeds allocated to such Seller for the sale of the Company to Purchaser pursuant to Schedule 1 attached hereto.

                 a Resolution of Indemnity Claims. In the event that Purchaser asserts a claim against a Seller or Sellers, written notice of such claim
(an "Indemnity claim") shall be given to Escrow Agent and each of the Sellers, which notice shall contain the amount of the Damages asserted by the Indemnity Claim and a brief description of the circumstances giving rise to the Indemnity Claim. In the event Sellers do not contest an Indemnity Claim in wntng to Escrow Agent within 30 days of receipt of notice of such Idemnity Claim, Escrow Agent shall transfer to Puchaser the amount specified in such Indemnity Claim which amount shall be deducted pro rata from the Proceeds in Escrow (excluding Proceeds to be delivered to Management, and shall notify the Parties of such transfer. In the event Sellers contest an Indenity Claim in writing to the Escrow Agent within the 30-day period provided above, Escrow Agent shall not release any Proceeds from Escrow and Purchaser shall not have the right to offset the Stock against the Illdemnity Claim until (i) receipt of a copy of a settlement agreement executed by Sellers and the Purchaser seting forth a resolution of the Indemnity Claim, or (ii) receipt of a copy of a final judgment entered by a court of competent jurisdiction as to the disposition of the Indemnity Claim

b. Contribution. In order to provide for just and equitable contribution in any action in which an Indemnity Claim is determined against the Sellers as provided in Section 7(a) above, each Seller shall contribute to the Damages pro rata based upon the allocation of Consideration as set forth in Schedule B hereto, and each Scller shall have a right to proceed against the other Parties to this Escrow Agreement (excluding Management) for such contribution.

          8. Provision Regarding Escrow Agent.

          (a) Liability of Escrow Agent. In performing any duties under this Agreement the Esvrow Agent shall not be liable to any party for damages, losses, or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent. Escrow Agent shall not incur carry liability for (i) any act or failure to act made or omitted in good faith or (ii) any action taken or omitted in reliance upon any instrument, including a written statement or affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with legal counsel in connection with the Escrow Agent's duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

          (b) Fees and Expenses. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that any dispute shall arise with respect to, or if the Escrow Agent is made a party to, or intervenes in, any litigationon pertaining to this escrow or its subject matter, the Escrow Agent shall have the right to retain all documents and/or other things of value at any time held by the Escrow Agent in this escrow until such dispute has been settled either by mutual agreement among the parties concerned or by the final order of a court or other tribunal of compentent jurisdiction. The Escrow Agent's usual acceptance fee of $2,000 shall be paid prior to Closing by the Company, and any additional customary fees and charges for services hereunder will be paid first out of the accrued interest on the Funds and second out of the Funds, to be shared pro rata by the Parties entitled to such Funds. In no event shall Purchaser or the Company be liable for any fees or charges hereunder. Any extraordinary services and expenses that may exceed $100.00 shall require the prior approval of the Parties Agent.


          (c) Controversies. If any controversy arises among the parties to this Escrow Agreement, or with any other party, concerning the subject matter of this Escrow Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and funds, and may wait for settlement of any such controversy by final appropriate legal proceedings or other means, as in the Escrow Agent's reasonable discretion the Escrow Agent may reasonably require, despite with may be set forth elsewhere in this Escrow Agreement.

           (d) Indemnification of the Escrow Agent. The Parties and their respective successors and assign s agree jointly and severally to indemnify and hold the Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, and disbursements that may be imposed on the Escrow Agent or incurred by the Escrow Agent in connection with the performance of his/her duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter; provided, however, that such indemnification shall not apply to the extent that any such losses, claims, damages, liabilities or expen ses or disbursements are caused by the gross negligence or will ful misconduct of the Escrow Agent.

           9. Notices. All notices hereunder shall be in writing and may be delivered in person by overnight courier service or mailed by certified mail to each Party at such Party's address as set forth on Schedule A and to the Escrow Agent at the address set forth below:

            First Trust of California
            101 California Street
            Suite 1150
            San Francisco, CA 94111
            ATTN: Michael Ferrara

           10. Amendments. This Escrow Agreement may be amended, and provisions hereof may be waived, only in writing executed by Purchaser, each of the Sellers and Escrow Agent, provided, however, that no such amendment shall treat any Party who does not Consent thereto less favorably than it treats any Party who does consent thereto, and no such amendment shall be effective to alter or enlarge the Escrow Agent's duties, discretions asld obligations hereunder without its prior written consent.

          11. Governing Law. This Escrow Agreement shall be construed and enforced in accordance with the laws, other than the law of conflicts, of the State of California, as applied to agreements entered into and to be performed entirely within California. Service of process in any such action shall be effectcd in the manner provided in Section 9 for delivery of notices.

           12. Successors and Assigns. This Escrow Ageement shall be binding upon and inure to the benefit of Purchaser, Sellers, the Parties and the Escrow Agent and each of their respective heirs, personal representatives, successors and assigns. Nothing contained in this Ageement, express or implied, is intended to confer upon any person other than the parties hereto and the respective heirs, personal representatives, successors and assigns as aforesaid, any rights or remedies under or by reason of this Agreemcnt.

           13. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                              ESCROW AGENT

                              FIRST TRUST OF CALIFORNIA
                By:
                              Title


                              PURCHASER

                OPTICAL COATING LABORATORY, INC.




                BY:


                              PARTIES




                              William Lucas Harry




                              Frank J. Lodato




                              Mary Lodato


                              THE SAM LODATO TRUST B




                              Frank J. Lodato, Trustee




                              Mark J. Lodato



                THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR
                UNIVERSITY






                CANAAN VENTURE OFFSHORE LIMITED
                PARTNERSHIP, C.V.

                By: Canaan Management Limited Partnership,
                    General Partner

                    Canaan Venture Partners, LP., General
                    Partner

                By: General Partner


                CANAAN VENTURE LIMITED PARTNERSHIP


                By  Canaan Management Limited Partnership,
                    General Partner

                By: Canaan Venture Partners, L.P., General
                    Partner



                By: General Partner


                Russ Stiles

                David Whitney

                Tim S. March

                John M. Sphar



                              SELLERS


                Frank J. Lodato


                William Lucas Harry Trust


                CANAAN OFFSHORE LIMITED PARTNERSHIP, C.V.

                By: Canaan Management Limited Partnership,
                    General Partner

                By: Canaan Venture Partners, L.P., General
                    Partner

                By: General Partner


               CANAAN VENTURE LIMITED PARTNERSHIP

                By: Canaan Management Limited Partnership,
                    General Partner

                By: Canaan Venture Partners, L.P. General
                    Partner


               By:  General Partner





                              SCHEDULE A



PARTIES                       Initial    Second    Percentage
                              Payment    Payment  of Proceeds


William Lucas Harry        $97,282.50   $97,282.50   5.99%
3135 Deer Meadow Drive
Danville, CA 94506
Taxpayer ID ###-##-####

Frank J. Lodato            $ 38,903.50  $ 38,903.50   2.39%
185 E. Dana Street
Mountain View, CA 94040
Taxpayer ID ###-##-####

Mary Lodato                $ 61,182.75  $ 61,182.75   3.765%
185 E. Dana Street
Mountain View, CA 94040
Taxpayer ID 560 21-1939

The Sam Lodato
 Trust                     $ 61,182.75  $ 61,182.75   3.765%
185 E. Dana Street
Mountain View, CA 94040
Taxpayer ID 94-6457569

 Mark J. Lodato            $ 58,992.00  $ 58,992.00    3.63%
185 E. Dana Street
Mountain View, CA 94040
Taxpayer ###-##-####

The Board of
Trustees, Leland          $ 404,841.50  $ 404,851.50  24.91%
Stanford Junior
University
Stanford Management Co.
2770 Sand Hill Road
Menlo Park, CA 94025
Taxpayer ID 94-1156365

 Wire Instructions ABA No.: 121-000-248
 Attn: Eleanor Crosby (415) 396-4873
 420 Montgomery St., 9th Floor
 San Francisco, CA 94104
 Wells Fargo Account No. 4001-047349
 Account Name: Stanford University




PARTIES                      Initial         Second     Percentage
                             Payment         Payment    of Proceeds


Russ Stiles                $ 20,000.00     $ 20,000.00    1.23%
467S Pardee Avenue
Fremont, CA 94538
Taxpayer ID ###-##-####

David Whitney              $ 50,000.00     $ 50,000.00    3.08%
41229 Chiltern Drive
Fremont, CA 94539
Taxpayer ID ###-##-####

John M Sphar               $ 20,000.00      $20,000.00    1.23%
3926 Duncan Place
Palo Alto, CA 94306
Taxayer ID ###-##-####

Tim S. March               $ 20,000.00     $ 20,000.00    1.23%
2443 Thaddeus Drive
Mountain View, CA 94043
Taxpayer ID ###-##-####

TOTAL OF FUNDS             $ 832,385.00    $832,385.00   51.22%


Canaan Venture Limited Partnership                       14.39%
29.5% of total shares

Canaan Venture Offshore Limited Partnership C.V.          34.3%
70.S~o of total shares

TOTAL OF STOCK                            $1,585,230.00   48.78%


TOTAL OF FUNDS AND STOCK                  $3,250,000.00  100.00%



                                 SCHEDULE B




SELLERS                         ALLOCATION OF
                                CONSIDERATION          PERCENTAGE


Frank J. Ladato                 $ 1,340,950.00           41.26%

William Lucas Harry Trust       $   208,975.00            6.43%

Canaan Venture Offshore         $ 1,198,600.00           36.88%
Limited Partnership C.V.

Canaan Venture Limited          $   501,475.00          15.435%
Partnership


                      TOTAL:    $ 3,250,000.00          100.00%



                                    Exhibit D


                            DEBT OF NETRA CORPORATION
                                (As of 01/01/95)





                           Principal     Interest       Total

Canaan Venture Offshore $   211,500    $   93,017    $  304,517
 Limited Partnership,     1,067,996        42,946     1,110.942
 C.V.                     1,279,496       135,963     1,415,459

Canaan Venture Limited  $    88,500    $   38,919    $  127,419
 Partnership                447,019        17,937       464,956
                            535,519        56,856       592,375

William Lucas Harry      $   84,356    $   10,118    $   94,474
                             70,000        22,531        92,531
                            l54,356        32,649       187,005

Frank J. Lodato          $   50,000    $   25,867    $   75,867
Frank J. Lodato               9,000         6,677        15,677
Mary Lodato and             275,862        33,108       308,960
 The Lodato Trust
Mark J. Lodato              132,991        15,958       148,949
Leland Stanford             648,501       312,173       960,680
 Junior University
                          1,116,350       393,783     l,510,133

Total:                    3,085,721       619,251     3,704,972



                           EXHIBIT C

ASSETS
CURRENT ASSETS
Cash: General Checking                  $280,742.91
Cash: Payroll Checking                     6,561.51
Cash: Money Market                        61,049.27
Petty Cash                                   500.00
Employee Advances                            725.00

     TOTAL CASH                                        $  349,578.69

Accounts Receivable-Trade                572,861.64
Less: Doubtful Accounts                   (1,838.25)

     TOTAL RECEIVABLES                                 $  571,023.39

Inventory-Raw Materials                   89,550.73
Inventory-WIP Product                     36,920.51
Inventory-Finished Goods                 111,934.07
Inventory-WIP Tooling                     79,089.17
Prepaid Insurance                         12,423.00
Prepaid Rent                              11,854.13
Prepaid Taxes                             13,502.38
Prepaid Expenses-Other                    16,534.56
Prepaid Supplies                          32,713.99
Prepaid Income Tax-Federal                 1,819.00
Prepaid Income Tax-State                  20,000.00
Travel Advance                             1,300.00
Deferred Federal Income Tax              150,000.00

     TOTAL OTHER CURRENT ASSETS                        $  577,661.54

     TOTAL CURRENT ASSETS                              $1,498,263.62

LAND/BUILDING/EQUIPMENT

Tooling                                  252,253.24
Less: Accumulated Dep.-Tooling          (232,638.05)
Furniture & Fixtures                      54,472.69
Less: Accumulated Dep.-F&F               (42,353.28)
Machines & Equipment                   1,482,219.11
Less: Accumulated Dep.-M&E            (1,024,673.58)
Leaseholds                                19,106.07
Less: Accumulated Dep.-Leaseholds        (19,568.81)

     TOTAL LAND/BUILDING/EQUIPMENT                     $  488,817.39

DEFERRED ASSETS
Deposits-Refundable                        3,535.63

     TOTAL DEFERRED ASSETS                                  3,535.63

     TOTAL ASSETS                                      $1,990,615.64

LIABILITIES & OWNER'S EQUITY

LIABILITIES
CURRENT LIABILITIES
Accounts Payable-Trade                   222,545.92
Accounts Payable-Misc.                    63,294.40
Capital Lease-Current                     64,028.87
Advance on Tooling-Sales                  53,112.50
Accrued Interest                         619,250.63
Accrued Vacation                          35,220.31
Accrued Sick Leave                        39,134.38
Accrued Payroll                           16,384.83
Accrued California Sales Tax                  28.57
Accrued State Income Tax                   5,136.50
Accrued Federal Income Tax                 3,828.00
Bonus Pay                                 20,000.00
Accrued Expenses-Other                        16.60

     TOTAL SHORT TERM PAYABLES                         $1,143,301.51

     TOTAL CURRENT LIABILITIES                         $1,143,301.51

LONG TERM DEBT
Capital Lease-Long Term                  149,402.83
Long Term Notes Payable                2,008,213.62
Notes Payable-Other                      648,507.00
Current Portion Notes Payable            125,000.00
Loan Payable-Short Term                  304,000.00
Deferred Compensation                    103,225.00

     TOTAL LONG TERM DEBT                              $3,338,348.45

     TOTAL LIABILITIES                                 $4,481,649.96

SHAREHOLDER EQUITY
Issued Common Stock                      252,559.00
Preferred Stock-Series B               4,010,000.00
Retained Earnings                     (3,180,595.34)
Retained Earnings                         (4,744.10)
Retained Earnings                         (8,824.98)
Retained Earnings                       (230,636.72)
Retained Earnings                     (1,098,403.65)
Retained Earnings                     (2,641,718.24)
YTD Net Income                           960,357.21
YTD Net Income                          (206,337.48)
YTD Net Income                          (342,688.02)

     TOTAL SHAREHOLDER EQUITY                         $(2,491,033.32)

     TOTAL LIABILITY/OWNER EQUITY                     $ 1,990,616.64